SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement ("Agreement") is made as of the 9th day of July, 1997, by and among BIOMUNE SYSTEMS, INC., a Nevada corporation ("Biomune"), and IRA E. RITTER, an individual resident of the State of California ("Ritter"), and ROCKWOOD INVESTMENTS, INC., a California corporation doing business as ROCKWOOD COSMETICS, INC. ("Rockwood").

                            R E C I T A L S :

     A. Ritter owns all of the issued and outstanding common stock of Rockwood and is the Chief Executive Officer and a Director of Rockwood.

     B. Ritter desires to sell all of the issued and outstanding shares of stock of Rockwood (the "Shares") to Biomune on the terms and conditions contained in this Agreement.

     C. Biomune desires to acquire the option to purchase the Shares from Ritter, as hereafter set forth.

     D. The parties have entered into a non-binding letter of intent dated June 19, 1997 ("Letter of Intent") which states their mutual intent to consummate the transactions described therein. This Agreement, including the Schedules and Exhibits forming a part hereof, is intended by the parties to be the "Definitive Agreement" described in the Letter of Intent which is of no further effect upon execution of this Agreement.

                              A G R E E M E N T :

     The parties, intending to be legally bound, agree as follows:

     1. DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "APPLICABLE CONTRACT" -- any Contract (a) under which Ritter or Rockwood (collectively sometimes referred herein as the "Sellers") has or may acquire any rights relating to the Business, as defined below, (b) under which any of the Sellers has or may become subject to any obligation or liability, or (c) by which Rockwood or any of the assets owned or used in the Business is or may become bound.

     "BEST EFFORTS" -- the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to assure that such result is achieved as reasonably expeditiously as possible, without initiating any legal proceedings or actions, or expending a material amount of money.

     "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to substantially perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "BUSINESS" -- shall mean and include the business of marketing and distributing private label cosmetics, skin care, hair care and other personal care products conducted by Rockwood, as well as all fictitious name registrations and intellectual property, contract rights and interests, direct and indirect, of Rockwood, in and under existing and pending arrangements and agreements, including without limitation, the agreement between Andela Group, Inc. ("Andela") and GNC (the "GNC Contract") to be assigned to Rockwood pursuant to Section 6.3 hereof, the proposed operating agreements and formation documents of Drive By Willie Gault Company L.L.C. ("Drive"), and that certain proposed letter of intent between Ritter and Morgan Fairchild ("Fairchild"), and similar arrangements and agreements involving Ritter and/or Rockwood relating to the business of Rockwood as described above. Except to the extent included in the concepts relating to the Drive and Fairchild projects, the Business shall not include other vitamins, nutritional food supplements, manufacturing and/or independent distribution in which Ritter currently maintains an interest or which he may acquire or enter into prior to the Second Closing Date.

     "BUSINESS DAY" -- means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Utah are authorized or required by law or other government action to close.

     "CLOSING" --  as defined in Section 2.3.

     "CLOSING DATE" -- the date and time as of which the Closing actually takes place. The First Closing Date and the Second Closing Date are as defined in Section 2.3.

     "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

     (a)     the grant of the Option;

     (b) the delivery of the Option Price to Sellers in exchange for the Option;

     (c)     the exercise of the Option;

     (d)     delivery of the Exercise Price and the Shares;

     (e) the execution, delivery, and performance of the Employment Agreement and the Consulting Agreement; and

     (f) the performance by the parties of their respective covenants and obligations under this Agreement.

     "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether express or implied) that is legally binding.

     "CONSULTING AGREEMENT" -- as defined in Section 2.4(a)(ii).

     "DAMAGES" --  as defined in Section 5.2.

     "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Biomune concurrently with the execution and delivery of this Agreement.

     "EMPLOYMENT AGREEMENT" -- as defined in Section 2.5(a)(iii).

     "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)     protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended, and any successor law, and regulations and rules issued pursuant thereto or any successor law.

     "EXERCISE PRICE" -- is the price payable under the Option to purchase the Shares as provided in Section 2.3, below.

     "FACILITIES" -- any real property, leaseholds, or other interests currently owned or operated by the Sellers and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by any of the Sellers and, in each case, used by or in or creating a liability forming a part of the Business.

     "FDA" -- shall mean the United States Food and Drug Administration.

     "GAAP" -- United States generally accepted accounting principles.

     "GAAS" -- United States generally accepted auditing standards.

     "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" -- any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.22.

     "INTERIM STATEMENTS" -- (unaudited) interim financial statements of Rockwood for the periods commencing April 1, 1997 and ending with the last day of the third month of the most recently completed calendar quarter immediately preceding the Second Closing Date (i.e., June 30, September 30 or December 31,
1997).

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, but excluding in such investigation the obligation to contact any governmental body or customers or suppliers. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as a director, executive or senior officer, partner, executor, or trustee of such Person or in any similar capacity has Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT" -- any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "MATERIAL" -- when referenced to the Business shall mean any amount of $100,000 or more either individually or in the aggregate or any act, action, or violation which will result in a liability, loss, claim or damage in an amount of $100,000 or more either individually or in the aggregate.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "OPTION" -- the right, so long as the Option Price is timely paid, to acquire from Ritter, all of the Shares, as provided in this Agreement.

     "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past business practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

     "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement and amendments thereto of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

     "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "RELATED PERSON" -- with respect to a particular individual:

          (a)     each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b)     any Person that holds a Material Interest in such specified
Person;

          (c) each Person that serves as a director, executive or senior officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material Interest; and

          (e) any Related Person of any individual described in clause (b) or (c).

          (f) For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, and
(iii) the individual's children, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

     "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SEC" -- shall mean the United States Securities and Exchange Commission.

     "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Rockwood.

     "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given (provided, however, that if such notice, demand or statement is given verbally, then same shall not be deemed given as to Sellers or the Companies unless given to Sellers), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the reasonably foreseeable future.

     "TRANSACTION DOCUMENTS" -- means collectively this Agreement, the Consulting Agreement and the Employment Agreement.

     2.     GRANT OF OPTION

     2.1     OPTION TO ACQUIRE SHARES

     Subject to the terms and conditions of this Agreement, at the Closing, Ritter hereby sells and grants to Biomune the Option to purchase the Shares. The Option granted hereunder may be exercised by Biomune or may be assigned to and exercised by its wholly-owned Subsidiary, Optim Nutrition, Inc., a Utah corporation ("Optim").

     2.2     OPTION PRICE; FIRST CLOSING DATE

     The purchase price for the grant of the Option (the "Option Price") shall be Four Hundred Twenty Thousand Dollars ($420,000). The Option Price will be paid in cash quarterly in advance at the rate of One Hundred Five Thousand Dollars ($105,000) per quarter, commencing with the First Closing Date, with each subsequent payment to be made on or before the 5th Business Day of the first month of each of the three (3) successive calendar quarters following the First Closing Date; provided, that the Option may be terminated as follows: (a) by Ritter (i) if Biomune shall at any time fail to make any payment described above, or (ii) in the event of a material Breach by Biomune of any of the representations and warranties set forth in Sections 4.6 through
4.9 hereof, or (b) by Biomune (i) in the event of the death or incapacity of Ritter, or (ii) in the event of a material Breach of any of the representations and warranties set forth in Section 3, below. Following payment of each quarterly Option Price, Biomune may exercise the Option at any time during the quarter to which such payment relates by giving written notice of exercise to Ritter in the form attached hereto as Schedule 2.2 ("Option Exercise Notice"). Upon execution and delivery of this Agreement, Biomune shall deliver the first quarterly payment of the Option Price, in the amount of $105,000 and shall deliver the other documents and instruments to be delivered at such time. The Closing as described above shall take place on July 9, 1997 ("First Closing Date") at the offices of Biomune's counsel, Suite 850 Key Bank Tower, 50 South Main Street, Salt Lake City, Utah 84144 at 10:00 a.m. (Mountain Daylight Time) or such other date, time and place as the parties may mutually agree in writing hereafter.

     2.3     EXERCISE OF OPTION; PURCHASE OF SHARES; SECOND CLOSING DATE

     The exercise of the Option and the purchase and sale of the Shares provided for in this Agreement will take place at the offices of Biomune's counsel at Suite 850 Key Bank Tower, 50 South Main Street, Salt Lake City, Utah, on the sixtieth day (or next succeeding Business Day, if such day is not a Business Day) from the date of Biomune's Option Exercise Notice (such date being referred to herein as the "Second Closing Date"), but in any event, not later than June 30, 1998, provided, however, that the parties may mutually agree on an earlier or later date. The Exercise Price shall be Five Million Dollars ($5,000,000) cash, subject, however, to adjustment as provided in
Section 2.5(d) below.

     2.4     CLOSING OBLIGATIONS ON THE FIRST CLOSING DATE

     At the Closing on the First Closing Date:

          (a)     Sellers will deliver to Biomune.

               (i) a fully executed counterpart original of this Agreement, including the Schedules and Exhibits forming a part thereof;

               (ii)    a duly executed Consulting Agreement in the form of
Exhibit 2.4(a)(ii), executed by Andela and Ritter;

               (iii) a certificate executed by Sellers representing and warranting to Biomune that, subject to the exceptions set forth in the Disclosure Letter, each of their respective representations and warranties in this Agreement are true and correct in all material respects as of the First Closing Date, as if made on that date; and

               (iv)    a legal opinion of counsel for Sellers in the form of
Exhibit 2.4(a)(iv), from legal counsel reasonably acceptable to Biomune.

          (b)     Biomune will deliver to Ritter:

               (i) the sum of One Hundred Twenty Thousand Dollars ($120,000) in certified funds or by wire transfer, as elected by Ritter, representing the first quarterly Option Price payment of $105,000 and the first month's consulting fee required under the Consulting Agreement;

               (ii) a certificate executed by Biomune to the effect that its representations and warranties in this Agreement are true and correct in all material respects as of the date of the First Closing Date, as if made on that date.

               (iii) a duly executed counterpart original of this Agreement, including all Schedules and Exhibits forming a part thereof; and

               (iv)     the Consulting Agreement executed by Biomune.

     2.5     CLOSING OBLIGATIONS ON THE SECOND CLOSING DATE

     At the Closing on the Second Closing Date:

          (a)     Sellers will deliver to Biomune:

               (i) a certificate executed by Sellers representing and warranting to Biomune that subject to the exceptions set forth in the Disclosure Letter, each of Sellers' representations and warranties in this Agreement are true and correct in all material respects as of the Second Closing Date, as if made on that date;

               (ii) certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed;

               (iii)   the Employment Agreement in the form of Exhibit 2.5
(a) (iii), duly signed by Ritter; and

               (iv) if the Second Closing Date occurs prior to May 15, 1998, the Interim Statements.

          (b)     Biomune will deliver to Ritter:

               (i)     the Exercise Price as adjusted pursuant to Section 2.5
(d) below;

               (ii) a certificate executed by Biomune to the effect that each of its representations and warranties in this Agreement are true and correct in all material respects as of the Second Closing Date, as if made on that date.

          (c) Biomune shall cause to be prepared audited financial statements for Rockwood for the fiscal years ended March 31, 1995, 1996 and 1997, and, if the Second Closing Date occurs after May 15, 1998, for the fiscal year ending March 31, 1998 (collectively, the "Audits" and each an "Audit").

          (d) The Exercise Price payable by Biomune upon exercise of the Option on the Second Closing Date is subject to adjustment as follows:

               (i) if the Audit for the fiscal year ending March 31, 1998 discloses gross revenues for Rockwood for the period covered by such statement are less than $4,000,000, then the Exercise Price shall be reduced by an amount equal to the difference between $4,000,000 and the actual gross revenues for the period within the applicable audited financial statements.
If the Second Closing Date occurs prior to May 15, 1998 and the Interim Statements reflect gross revenues which would, on an annualized basis, be less than $4,000,000, then the parties shall select a national bank having branch offices in Los Angeles, California as an escrow agent (the "Escrow Agent"), and Biomune shall deposit with the Escrow Agent the difference between the annualized revenues of Rockwood shown on the Interim Statements and $4,000,000 (the "Escrowed Amount"), and deduct the Escrowed Amount from the funds paid to Ritter on the Second Closing Date. On or about May 16, 1998, upon completion of the Audit, the Escrow Agent shall disburse the Escrowed Amount to Biomune and/or Ritter based on the final Exercise Price as determined from the actual gross revenues of Rockwood as shown on within the audited financial statements for the fiscal year ending March 31, 1998. If the Escrowed Amount is insufficient to cover the adjustment to the Exercise Price based on the Audit, or if no Escrow was required based on the Interim Statements, Ritter shall promptly after completion of the Audit, reimburse the remainder of the adjustment to Biomune. Biomune shall conduct the Business of Rockwood in good faith and consistent with reasonable commercial practices after the Second Closing Date and prior to March 31, 1998 and Ritter shall be President of Biomune during such time, consistent with the terms of the Employment Agreement, or the final Exercise Price shall be deemed to be $5,000,000 without adjustment in respect of gross revenues;

               (ii) if the Second Closing Date occurs after September 30, 1997, then the Exercise Price shall be increased at an annualized rate of five percent (5%) from October 1, 1997 through the Second Closing Date;

               (iii) all amounts paid as the Option Price prior to the Second Closing Date shall be offset as a credit against the Exercise Price and reduce the amount payable at the Second Closing; and

               (iv) to the extent the liabilities of Rockwood exceed the value of certain of its assets as provided in Section 6.6, below, then such excess liabilities shall reduce the Exercise Price as provided in such Section 6.6.

     2.6.     EFFECT OF TERMINATION; RESCISSION.

          (a) In the event Biomune terminates the Option at any time as provided in Section 2.2(b)(ii), Biomune shall have no recourse against Ritter other than the return of the Option Price from the date of occurrence of such Breach. Upon termination of the Option under such circumstances, this Agreement shall terminate and no party hereto shall have any further obligation to the other, except for obligations under collateral or separate agreements that may continue in force thereafter, including, without limitation, the Consulting Agreement.

          (b) Upon termination by Ritter under Section 2.2(a) or by Biomune under Section 2.2(b)(i), all amounts paid prior to the date of such termination by Biomune shall be retained by Ritter and any payments in respect of the Option then due but not made shall be made promptly by Biomune. Upon termination of the Option under such circumstances, this Agreement shall terminate and no party hereto shall have any further obligation to the other, except for obligations under collateral or separate agreements that may continue in force thereafter, including, without limitation, the Consulting Agreement.

          (c) In the event Biomune shall give Ritter its Option Exercise Notice and there shall have been, prior to the Second Closing Date, a Material Adverse Change at Biomune as defined in Section 4.9 hereof which is not a Breach hereunder, Ritter may elect to rescind this Agreement and refuse to sell the Shares to Biomune. In such event, Biomune shall have no recourse other than to receive repayment of the full Option Price paid through the date of rescission. Following such rescission and payments to Biomune, no party hereto shall have any further obligation to the other, except for obligations under collateral or separate agreements that may continue in force thereafter, including, without limitation, the Consulting Agreement.

     3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers each jointly and severally represent and warrant to Biomune (subject to the exceptions, if any, set forth in the Disclosure Letter), as follows:

     3.1     ORGANIZATION AND GOOD STANDING

          (a) Rockwood is a corporation duly organized, validly existing, and in good standing under the laws of the state of California, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or
use, and to perform all its obligations under Applicable Contracts.   Rockwood
is not qualified to do business as a foreign corporation in any jurisdiction, except where the failure to so qualify would not have a material adverse effect on Rockwood or the Business. Rockwood does not conduct business in any country, state or province other than California, U.S.A., except for sales in the nature of interstate commerce.

          (b) Sellers have delivered to Biomune copies of the Organizational Documents of Rockwood, as currently in effect.

     3.2     AUTHORITY; NO CONFLICT

          (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, assuming due execution by Biomune, enforceable against Sellers in accordance with its terms, except as limited by bankruptcy or insolvency laws or principles of equity generally. Upon the execution and delivery by Ritter, assuming due execution by Biomune, of the Employment Agreement and the Consulting Agreement, the same will constitute the legal, valid, and binding obligations of such respective parties, enforceable against each such respective parties in accordance with their respective terms, except as limited by bankruptcy or insolvency laws or principles of equity generally. Rockwood has the requisite corporate authority, and Rockwood and Ritter have the capacity to execute and deliver this Agreement and the applicable Closing Documents and to perform their obligations under this Agreement and the applicable Closing Documents.

          (b) Neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i)     contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of Rockwood, or (B) any resolution adopted by the board of directors or the shareholders of Rockwood;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body, or to the Knowledge of Sellers, any other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Rockwood or any Sellers, or any of the material assets owned or used by them in the Business, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Rockwood or that otherwise relates to the Business of, or any of the assets owned or used by, Rockwood;

               (iv) to the Knowledge of Sellers, cause Rockwood to become subject to, or to become liable for the payment of, any Tax, other than as will result from its loss of any currently favorable tax status;

               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used in the Business.

          (c) No Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3     CAPITALIZATION

          (a) The authorized equity securities of Rockwood consist of One Million (1,000,000) shares of common stock, no par value, of which Ten Thousand (10,000) shares are issued and outstanding and constitute the Shares. Ritter is and will be on each Closing Date, the record and beneficial owner and holder of said Shares, free and clear of all Encumbrances. All of such outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          (b) There are no Contracts relating to the future issuance, sale, or transfer of any equity securities or other securities of Rockwood.
To the Knowledge of Sellers, none of the Shares were issued in violation of the Securities Act or any other Legal Requirement. Rockwood does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for a 75% membership interest in Drive.

     3.4     FINANCIAL STATEMENTS

     Prior to the First Closing Date or at such other time consented to by Biomune, Biomune shall have arranged for Arthur Andersen LLP, independent certified public accountants ("Auditor"), to prepare the Audits according to GAAS, from the books and records provided to it by the Sellers, and deliver the same to Sellers and Biomune. Such Audits shall include: (a) audited consolidated balance sheets of Rockwood (including all majority-owned Subsidiaries, such as Drive) pursuant to GAAP as at the end of the fiscal years ended March 31, 1995, 1996 and 1997 and (b) the related audited consolidated statements of income, changes in stockholder's equity, and cash flows (including all majority-owned Subsidiaries, such as Drive) for each of such fiscal years, together with the report thereon of the Auditor. If the Second Closing Date is after May 15, 1998, then the Auditor shall also prepare such an Audit for the fiscal year ending March 31, 1998. Prior to the Second Closing Date, Sellers likewise shall have caused the Interim Statements of Rockwood to be prepared pursuant to GAAP as at the end of the most recently completed calendar quarter immediately preceding such Second Closing Date, including the related unaudited consolidated statements of income, changes in stockholder's equity, and cash flows as at that date, and shall have delivered the same to Biomune. The Interim Statements and all books and records provided to the Auditor in connection with its audit of the financial records of Rockwood fairly present in all material respects the financial condition and the results of operations, changes in stockholder's equity, and cash flows of Rockwood and its Subsidiaries as at the respective dates of and for the periods referred to therein, all in accordance with the usual and customary business operations of, and accounting practices followed by Rockwood, subject, in the case of Interim Statements, to normal recurring year-end and audit adjustments. The Interim Statements and any prior year-end balance sheets prepared by Rockwood reflect the consistent application of such accounting practices throughout the periods involved.

     3.5     BOOKS AND RECORDS

     The books of account, minute books, stock record books, and other records of Rockwood, all of which have been made available to Biomune, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of Rockwood contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the stockholder and the board of directors of Rockwood, and no significant meeting of such stockholder or the board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At each Closing, all of those books and records will be in the possession of Rockwood.

     3.6     TITLE TO PROPERTIES; ENCUMBRANCES

     Part 3.6 of the Disclosure Letter contains a complete and accurate list
of all leasehold interests in real property owned by Rockwood.   Sellers have
delivered or made available to Biomune copies of the leases by which Rockwood
holds such interests.   Rockwood owns no real property.   Subject only to the
matters permitted below in this Section, all the leasehold interests in real property and other assets (whether real, personnel, or mixed and whether tangible or intangible) that Rockwood purports to own are reflected in the books and records of Rockwood, including all of the properties and assets reflected in the Interim Statements (except for (i) assets held under capitalized leases disclosed in the Disclosure Letter, (ii) personal property sold since the date of the Interim Statements in the Ordinary Course of Business, and (iii) assets purchased or otherwise acquired by Rockwood since the date of the Interim Statements, excluding personal property acquired and sold since the date of the Interim Statements in the Ordinary Course of Business). All material properties and assets reflected in the Interim Statements are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown within the audited financial statements or the Interim Statements as securing specified liabilities or obligations, with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

     3.7     NO UNDISCLOSED LIABILITIES

     To the Knowledge of the Sellers, Rockwood has no material liabilities or obligations except for liabilities or obligations reflected or reserved against in the Interim Statements and liabilities, accrued, contingent or otherwise, incurred in the Ordinary Course of Business since the date thereof.

     3.8     TAXES

          (a) Sellers have delivered to Biomune copies of, and Part 3.8 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 1992. Rockwood has paid, or has made provision for the payment of, all Taxes that have or may have become due from Rockwood pursuant to those Tax Returns or pursuant to any assessment received by Rockwood, except such Taxes, if any, as are listed in the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Interim Statements.

          (b) Except as disclosed in Part 3.8 of the Disclosure Letter, no returns filed to date by Rockwood have been audited by any tax authorities of any Governmental Body and Rockwood has not given or been requested to give waivers or extensions (or, to the Knowledge of Sellers, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Rockwood or for which Rockwood may be liable.

          (c) The charges, accruals, and reserves with respect to Taxes on the books of Rockwood are reasonably adequate (determined in accordance with prior consistent accounting practices of Rockwood). To the Knowledge of Sellers, there exists no proposed tax assessment against Rockwood except as disclosed in the Interim Statements or in the Disclosure Letter. All Taxes that Rockwood is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

          (d) All Tax Returns filed by (or that include on a consolidated basis) Rockwood are true, correct, and complete in all material respects. There is no tax sharing agreement made by Rockwood that will require any payment by Rockwood after the date of this Agreement.

3.9     NO MATERIAL ADVERSE CHANGE

     Since the date of the most recent Audit or the Interim Statements, whichever is later, there has not been any material adverse change in the Business, results of operations, properties, assets, or financial condition of Rockwood, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would be likely to result in such a material adverse change.

     3.10     EMPLOYEE BENEFITS

     Rockwood has or at the time of the Second Closing Date, will have, no ERISA or similar or other qualified employee benefit plans.

     3.11     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a)     Except as set forth in the Disclosure Letter:

               (i) Rockwood is, and at all times since September 30, 1996 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Rockwood of, or a failure on the part of Rockwood to comply in all material respects with, any Legal Requirement.

          (b) The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Rockwood or that otherwise relates to the business of, or to any of the assets owned or used by,
Rockwood.   Each Governmental Authorization listed in the Disclosure Letter is
valid and in full force and effect.   Except as set forth in the Disclosure
Letter, Rockwood is, and at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter. The Governmental Authorizations listed in the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit
Rockwood to lawfully conduct and operate the Business in the manner it currently conducts and operates such Businesses and to permit Rockwood to own and use its assets in the manner in which it currently owns and uses such assets.

     3.12     LEGAL PROCEEDINGS; ORDERS

          (a) Except as set forth in the Disclosure Letter, there is no pending Proceeding:

               (i) that has been commenced by or against any Seller that relates to or may materially affect the Business of, or any of the assets owned or used by, Rockwood; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Biomune copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. To the Knowledge of Sellers, the Proceedings listed in the Disclosure Letter will not, except as disclosed in the Disclosure Letter, have a material adverse effect on the Business, operations, assets or condition of Rockwood.

          (b)     Except as set forth in the Disclosure Letter:

               (i) there is no Order to which Rockwood, or any of the assets owned or used by Rockwood, are subject; and

               (ii) no officer, director, or to the Knowledge of Sellers, any agent, or critical employee of Rockwood is subject to any Order that prohibits such officer, director, agent, or critical employee from engaging in or continuing any conduct, activity, or practice relating to the business of Rockwood.

     3.13     ABSENCE OF CERTAIN CHANGES AND EVENTS

     Since the date of the most recent Audit or the Interim Statements, whichever is later, Rockwood has conducted its Business only in the Ordinary Course of Business in Rockwood's best judgment and there has not been any:

          (a) change in Rockwood's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Rockwood; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Rockwood of any shares of any such capital stock;

          (b)     amendment to the Organizational Documents of Rockwood;

          (c) damage to or destruction or loss of any asset or property of Rockwood, whether or not covered by insurance, materially and adversely affecting the properties, assets, Business, financial condition, or prospects of Rockwood, taken as a whole;

          (d)termination or receipt of notice of termination of the GNC
Contract;

          (e) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any material asset or property of Rockwood or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Rockwood, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          (f)     material change in the accounting methods used by Rockwood;
or

          (g) agreement, whether oral or written, by Rockwood to do any of the foregoing.

     3.14      CONTRACTS; NO DEFAULTS

          (a) Part 3.14 of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Biomune true and complete copies, of:

               (i) each Applicable Contract that involves performance of services or delivery of goods or materials by or for Rockwood of an amount or value in excess of $100,000;

               (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Rockwood of an amount or value in excess of $100,000;

               (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Rockwood in excess of $100,000;

               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

               (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

               (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vii) each joint venture, partnership, and other Applicable Contract involving a sharing of profits, losses, costs, or liabilities by Rockwood with any other Person;

               (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Rockwood or any Affiliate of Rockwood or limit the freedom of Rockwood or any Affiliate of Rockwood to engage in any line of business or to compete with any Person;

               (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (x) each power of attorney of Rockwood that is currently effective and outstanding;

               (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Rockwood to be responsible for consequential damages;

               (xii) each Applicable Contract for capital expenditures, by Rockwood in excess of $100,000;

               (xiii) each written warranty, guaranty, and /or other similar undertaking with respect to contractual performance extended by Rockwood; and

               (xiv) each written amendment, supplement, and modification in respect of any of the foregoing.

          (b) Except as set forth in the Disclosure Letter, no officer, director, or to the Knowledge of Sellers, any agent, critical employee, consultant, or Representative of Rockwood is bound by any Contract that purports to limit the ability of such officer, director, agent, critical employee, consultant, or Representative to (A) engage in or continue any conduct, activity, or practice relating to the Business of Rockwood, or (B) assign to Rockwood or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in the Disclosure Letter, to the Knowledge of Sellers, each Applicable Contract identified in Part 3.14 of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

          (d)     Except as set forth in the Disclosure Letter:

               (i) Rockwood is, and at all times since September 30, 1996 has been, in compliance with all material terms and requirements of each Applicable Contract under which Rockwood has or has had any material obligation or liability or by which Rockwood or any of the assets owned or used by Rockwood are bound;

               (ii) to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any Applicable Contract under which Rockwood has or has had any rights is in compliance with all material terms and requirements of such Applicable Contract;

               (iii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give Rockwood or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv) Rockwood has not given to or received from any other Person, at any time since December 31, 1996 any written notice or, to the Knowledge of Sellers, other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Material amounts paid or payable to Rockwood under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

          (f) The Applicable Contracts relating to the sale or provision of products or services by Rockwood have been entered into in the Ordinary Course of Business and, to the Knowledge of Sellers, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

     3.15     INSURANCE

     Paragraph 3.15 of the Disclosure Letter sets forth a true and correct listing of all insurance policies and coverage thereunder currently in effect with respect to the Business. Rockwood has insurance in amounts at least equal to that required to comply with all insurance maintenance requirements in any lease or Contract to which it is a party. All premiums payable under such policies have been paid in full, no notice of cancellation of any such policy has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. There are no claims in existence or pending under such policies and, to the best of Sellers' knowledge, except as set forth on said Exhibit 3.15, no circumstances likely to give rise to any such claim.

     3.16     ENVIRONMENTAL MATTERS

      To the best Knowledge of Sellers, Rockwood is and at all times has been, in compliance with, in all material respects, and there has been no material violation by Rockwood of, any Environmental Laws applicable to the Business.

     3.17     EMPLOYEES

     To the Knowledge of Sellers, no employee or director of Rockwood is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of Rockwood, or (ii) the ability of Rockwood to conduct its Business.

     3.18     LABOR RELATIONS; COMPLIANCE

     Rockwood has not been nor is it currently a party to any collective bargaining or other labor Contract. To the Knowledge of Sellers, Rockwood is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.19     INTELLECTUAL PROPERTY

          (a)     The term "Intellectual Property Assets" includes:

               (i) the names "Rockwood Investments," "Rockwood Cosmetics," and any and all of Rockwood's registered or unregistered trademarks, service marks, and applications used in the Business and identified on Schedule 3.22
(a) (i) attached to and forming a part of this Agreement (collectively, "Marks"), but subject to the contractual rights of third parties, as indicated in the Disclosure Letter;

               (ii) all patents and patent applications, and inventions and discoveries that may be patentable and related to the Business (collectively, "Patents");

               (iii) all copyrights in both published works and unpublished works relating to the Business (collectively, "Copyrights"); and

               (iv) all know-how, trade secrets, confidential information, customer lists, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned or licensed by Rockwood as licensee or licensor and related to the Business.

          (b) The Disclosure Letter contains a complete and accurate list and summary description, of all Contracts relating to the Intellectual Property Assets to which Rockwood is a party or by which it is bound. To the Knowledge of Sellers, there are no outstanding or Threatened disputes or disagreements with respect to any such agreement.

          (c) Trademarks. Except as disclosed in the Disclosure Letter or on the attached Schedules:

               (i) no Mark has been registered by Rockwood with the United States Patent and Trademark Office or with any Governmental Body;

               (ii) no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks;

               (iii) to Sellers' Knowledge, there is no trademark or trademark application of any third party that interferes with Business; and

               (iv) Rockwood has not received any written notice or other written communication alleging that any of the Marks used by Rockwood in the Business infringes or is alleged to infringe upon any trade name, trademark, or service mark of any third party.

          (d)     Trade Secrets:

               (i) to the Knowledge of the Sellers, Rockwood has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; and

               (ii) to the Knowledge of the Sellers, Rockwood has the right to use its Trade Secrets and no Trade Secret is subject to any Proceeding or written adverse claim nor has Rockwood received written notice or other written communication challenging or threatening its rights thereto.

     3.20     DISCLOSURE

     No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.21     BROKERS OR FINDERS

     Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and will indemnify and hold Biomune harmless from any such payment alleged to be due by or through Sellers as a result of the action of Sellers or their agents.

     4.     REPRESENTATIONS AND WARRANTIES OF BIOMUNE

     Biomune represents and warrants to Sellers as follows:

     4.1     ORGANIZATION AND QUALIFICATION

     (a) Biomune is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and Biomune is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to so qualify would not have a material adverse effect on Biomune.

     (b) Optim is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and Optim is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to so qualify would not have a material adverse effect on Optim.

     4.2     AUTHORITY

     Biomune has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents by Biomune and the consummation by Biomune of the Contemplated Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Biomune are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Transaction Documents have been duly executed and delivered by Biomune and, assuming the due authorization, execution and delivery hereof by each of the other parties to such agreements, constitute legal, valid and binding obligations of Biomune enforceable against Biomune in accordance with their respective terms, except as limited by bankruptcy and insolvency laws or principles of equity generally.

     4.3     NO CONFLICT; REQUIRED FILINGS AND CONSENTS

          (a) Except as set forth on Schedule 4.3, the execution and delivery of the Transaction Documents by Biomune do not, and the performance by Biomune of its obligations hereunder will not:

               (i) conflict with, breach or violate its Articles of Incorporation, By-Laws or any corporate resolution;

               (ii) conflict with or violate any material Legal Requirement or Order in effect as of the date of this Agreement applicable to Biomune or any of its Subsidiaries or by which any of their respective properties or assets are bound; or

               (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the material properties or material assets of Biomune or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other material instrument or obligation to which any of them is a party or by which any of them or any of their respective properties or assets are bound.

          (b) Except for requirements associated with its reporting obligations under the Exchange Act, the execution and delivery of this Agreement by Biomune do not, and the performance by Biomune of its obligations hereunder will not require it to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any Governmental Body, based on any Legal Requirement, Order or other requirement of any Governmental Body in effect as of the date of this Agreement.

     4.4     ARTICLES OF INCORPORATION AND BYLAWS

     Biomune has heretofore furnished to Ritter a complete and correct copy of the Articles of Incorporation and the Bylaws of Biomune, as amended or restated to date, and Biomune is not in violation of any of the provisions of such documents, all of which are in full force and effect.

     4.5     CAPITALIZATION

     The authorized capital stock of Biomune consists of 500,000,000 shares of common stock, par value $.0001 and 50,000,000 shares of preferred stock. As of June 30, 1997, Biomune has issued and outstanding approximately (i) 22,966,542 shares of common stock, which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, pursuant to its Articles of Incorporation or By-Laws or any agreement to which Biomune or any of its Subsidiaries is a party or is bound; and (ii) 63,473 shares of preferred stock as follows: 59,973 shares of Series A Preferred Stock and 3,500 shares of Series C Preferred Stock. The preferred stock of each of the two outstanding series is convertible to shares of common stock and has certain rights and preferences as described in Biomune's annual report on Form 10-K for the year ended September 30, 1996, incorporated herein by this reference.

     4.6     CERTAIN PROCEEDINGS

     There is no pending, or to Biomune's Knowledge, Threatened Proceeding (including, without limitation, before the SEC or the FDA) that has been commenced against Biomune and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Biomune.

     4.7     ABSENCE OF LITIGATION

     Except as set forth in Biomune's SEC Reports as defined below, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Knowledge of Biomune, threatened against Biomune or any properties or rights of Biomune (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Biomune), nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator to which Biomune is subject that has had or to Biomune's Knowledge could reasonably be expected to have a material adverse effect on Biomune.

     4.8     REPORTS; FINANCIAL STATEMENTS

     Biomune has delivered to Sellers true, correct and complete copies of
(a) Biomune's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997, and (c) Current Reports on Form 8-K filed since March 31, 1997 (collectively "Biomune's SEC Reports"). Each of the financial statements included in the SEC Reports: (a) has been prepared in accordance with GAAP, and (b) fairly presents, in all material respects, the financial position of Biomune as of the respective dates thereof and its results of operations and cash flows for the periods indicated in accordance with GAAP. Each of Biomune's SEC Reports complies in form in all material respects and in content in all respects with all applicable Legal Requirements, contains no misstatement of a material fact and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

     4.9     ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as disclosed in the Biomune's SEC Reports filed with the SEC since March 31, 1997 to the date of this Agreement, there has not been any material change in the financial condition, results of operations or business of Biomune that would have a material adverse effect on Biomune (a "Biomune Material Adverse Change"). Between the date of this Agreement and the Second Closing Date, there shall not have been a Biomune Material Adverse Change, whether or not disclosed in Biomune's SEC Reports.

     4.10     BROKERS OR FINDERS

     Biomune and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Biomune as a result of the action of Biomune or its officers or agents.

     4.11     INTENT

     Biomune will be acquiring the Option and the Shares (collectively the "Purchased Securities") for its own account, and Biomune has no present arrangement (whether or not legally binding) at any time to sell any of such Securities to or through any person or entity; provided, however, that by making the representations herein, Biomune agrees to hold any of the Purchased Securities for any minimum other specific term and reserves the right to dispose of the Purchased Securities at any time in accordance with federal and state securities laws applicable to such disposition and any restrictions imposed on such transfer by this Agreement or the instruments and documents executed in connection with this Agreement. Biomune understands that the Purchased Securities must be held indefinitely unless such securities are subsequently registered under the Securities Act or an exemption from registration is available.

     4.12     SOPHISTICATED INVESTOR

     Biomune  is a "sophisticated investor" (as described in Rule
506(b)(2)(ii) of Regulation D), and Biomune has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. Biomune acknowledges that the Purchased Securities are speculative investments and involve a high degree of risk.

     4.13     NOT AN AFFILIATE

     Biomune is not an "Affiliate" (as that term is defined in Rule 405 of the Securities Act) of Rockwood and no officer, director or significant shareholder of Biomune is an officer, director or Affiliate of Rockwood. The parties acknowledge that following the First Closing Date, Ritter will be appointed President of Biomune under the Consulting Agreement.

     4.14     DISCLOSURE; ACCESS TO INFORMATION

     Biomune has received all documents, records, books and other information pertaining to its investment in Rockwood that have been requested by Biomune.

     4.15     MANNER OF SALE

     At no time was Biomune presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     4.16     EXCLUSIVE RELIANCE ON THIS AGREEMENT

     In making the decision to purchase the Purchased Securities, Biomune has relied exclusively upon information included in this Agreement or incorporated herein by reference, and not on any other representations, promises or information, whether written or verbal, by any Person.

     4.17     ACCURACY OF UNINCORPORATED DOCUMENTS AND OTHER UNINCORPORATED
MATERIALS

     To the extent Biomune has received documents or other materials, other than as expressly incorporated herein by reference, Biomune acknowledges the following with respect to such documents and materials:

          (a) Such documents and materials and any projections contained therein may be incomplete, may contain errors or misstatements, and do not purport to adequately describe the transactions contemplated by this Agreement or the status of the development of Rockwood's Business and business opportunities. Biomune agrees that such documents and materials cannot be relied upon in making a decision as to whether to purchase the Purchased Securities and acknowledges that there can be no assurance that any of the projections contained therein will be accomplished by Rockwood; and

          (b) Biomune has been advised and fully understands that any summaries, projections, forecasts or estimates included in such documents and materials, including those relating to product development schedules and projections, possible revenues, income, profitability of Rockwood or an investment therein inherently involve uncertainties and may be affected by circumstances in the future which cannot be reasonably predicted and are beyond the control of Rockwood.

     4.18     NO REPRESENTATIONS

     None of the following have ever been represented, guaranteed, or warranted to Biomune by Rockwood or any of its employees, agents, representatives or affiliates, or any broker or any other Person, expressly or by implication:

          (i) The percentage of profit or amount of or type of consideration, profit or loss (including tax write-offs or other tax benefits) to be realized, if any, as a result of an investment in the Purchased Securities; or

          (ii) The past performance or experience on the part of Rockwood or any Affiliate or their associates, agents or employees, or of any other Person as being indicative of future results of an investment in the Purchased Securities.

     5.     INDEMNIFICATION; REMEDIES

     5.1    SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, any supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement shall terminate and be of no further force and effect on the Second Closing Date, except that the representations and warranties of Sellers set forth in Sections 3.8 and
3.9 shall survive until the expiration of the applicable statutes of limitation or any extension thereof, and the representations and warranties of Biomune with respect to its investment intent and materials received shall survive for a period of two (2) years.

     5.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

     Subject to the provisions and limitations of this Article 5, Sellers, jointly and severally indemnify and hold harmless Biomune and its officers, directors, Affiliates and Controlling Persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, tax, penalty, interest, claim, damage, other than consequential damage, expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

          (b) any Breach by Sellers of any covenant or obligation of any Seller in this Agreement; and

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Ritter or Rockwood (or any Person acting on their behalf) in connection with the Contemplated Transactions.

     5.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BIOMUNE

     Biomune will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Biomune in this Agreement or in any certificate delivered by Biomune pursuant to this Agreement, (b) any Breach by Biomune of any covenant or obligation of Biomune in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Biomune (or any Person acting on its behalf) in connection with the Contemplated Transactions.

     5.4     TIME LIMITATIONS; MINIMUM CLAIMS BASKET

          (a) Neither Sellers nor Biomune will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, unless on or before the expiration of the period set forth in Section 5.1 the party making a claim notifies the other party of such a claim specifying the factual basis of that claim in reasonable detail to the extent then known.

          (b) Nothing set forth herein shall relieve either Biomune or Sellers from their obligations and liabilities arising under any Closing Document delivered hereunder, including, but not limited to the Employment Agreement and/or the Consulting Agreement, to the extent such Closing Documents require any party thereto to take further actions or make further payments following either Closing Date.

          (c) Notwithstanding any conflicting or inconsistent provisions hereof, no party shall be liable in damages, indemnity or otherwise to the other party in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein (excluding liabilities, Damages or obligations arising under Section 6 below or under any Closing Documents as described in Section 5.4 (b) above which shall be recoverable regardless of whether the claim exceeds the amount set forth below) except to the extent that the Damages to the aggrieved party caused by such inaccuracy or breach exceed the sum of $10,000.

     5.5     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

          (a) Promptly after receipt by an Indemnified Person or Seller (such Person or Seller being referred to herein as an "Indemnified Party") under Section 5.2, 5.3 or 5.4 of notice of the commencement of any Proceeding or other claim against it, such Indemnified Party will, if a claim is to be made against another party to this Agreement (hereinafter an "Indemnifying Party") under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

          (b) If any Proceeding referred to in Section 5.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified
Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding.
If the Indemnifying Party assumes the defense of a Proceeding (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days (or such shorter period within which a response to the Proceeding is due in order to comply with the applicable rules of such Proceeding, as said period may be extended) after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

          (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) therein.

          (d) Sellers and Biomune hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

     5.6     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

     A claim may be asserted only by written notice to the party from whom indemnification is sought. Except for equitable remedies, the remedies provided in this Agreement constitute the sole and exclusive remedies for recovery against the parties based upon the inaccuracy, untruth, incompleteness or Breach of any representation or warranty or covenant (excluding the investment representations given by Biomune) contained herein or in any certificate, disclosure schedule or Closing Document furnished in connection herewith.

     6.     OTHER AGREEMENTS OF THE PARTIES

     In addition to the other terms and conditions contained in this Agreement, the parties agree as follows:

     6.1     DEFINED BENEFIT PLAN

     Prior to the Second Closing Date, the Rockwood defined benefit plan will be terminated and the participant of such plan will have rolled his interest thereunder into a plan for which neither Rockwood nor Biomune nor any of their Affiliates shall have any liability or responsibility; and

     6.2     ASSIGNMENT OF CONTRACTS

     All Contracts relating to the Business which have previously been entered into in the name(s) of Andela, Ritter or some other Related Person or Affiliate of any of the Sellers shall have been duly assigned to and assumed by Rockwood prior to the Second Closing Date.

     6.3     PROVISION OF INFORMATION

     As long as Biomune owns the Option, Rockwood covenants to prepare and furnish to Biomune quarterly and annual financial statements and such other reports and financial information as Biomune may reasonably request, together with a discussion and analysis of such statements in form and substance substantially similar to those that Biomune would be required to include on a consolidated basis with its own reports filed with the SEC for the period(s) covered by such statements and reports.

     6.4     COVENANTS OF BIOMUNE

          (a) Biomune agrees to use its Best Efforts to obtain all necessary consents and approvals that may be required in order to effect the exercise of the Option, including any approvals required in connection with the obligations of Biomune under the Employment Agreement.

          (b) Biomune shall use its Best Efforts as soon as reasonably practicable and prior to the expiration of the Option to raise no less than $5,000,000 in public or private equity capital.

     6.5     EXCLUSIONS FROM BUSINESS.

     The parties understand and agree that Ritter may from time-to-time develop new businesses and acquire interests in or control of businesses that may be similar to the Business as conducted by Rockwood on the First Closing Date. Notwithstanding anything herein to the contrary, Ritter shall not be obligated to place any new development of products or methods, or any acquired or newly-formed business, whether or not similar in nature to the Business as conducted by Rockwood, under the control of Rockwood, and that notwithstanding the fact that such development, formation or acquisition may occur prior to the Second Closing Date, such interests may be maintained and operated by Ritter separate and apart from Rockwood or Biomune after the Second Closing Date. To the extent, however, that after March 31, 1997, Ritter shall have developed or acquired (including without limitation Drive or Fairchild), or shall develop or acquire such new businesses or projects within, or shall have assigned or shall assign the same to Rockwood, making them part of the Business, then following the Second Closing Date, Biomune shall cause Rockwood to pay to Ritter a royalty equal to 5% of the gross revenues produced by such new businesses and projects.

     6.6     ASSETS AND LIABILITIES OF ROCKWOOD

     On the Second Closing Date, the assets of Rockwood, including cash and deposits, reserves for doubtful accounts and accounts receivable, will exceed the liabilities of Rockwood and shall be sufficient for the payment of any liability accruing to Rockwood prior to the Second Closing Date. Following the Second Closing Date, Biomune shall operate Rockwood in good faith and shall use its Best Efforts to collect the accounts receivable as they exist at such date. Cash received from the collection of such accounts receivable in the Ordinary Course of Business shall remain in the Business and Biomune shall apply the same to the payment of Rockwood's liabilities as follows: (a) to the payment of any amount outstanding on the Rockwood line of credit with Far East National Bank, (b) to the payment of trade accounts payable; and (c) to Ritter. Any liabilities of Rockwood, singly or in the aggregate in excess of $10,000 that are otherwise due as of the Second Closing Date that are not reflected or recorded within the Interim Statements or the Audit for March 31, 1998, as the case may be, shall be the sole and exclusive liability of Ritter and Biomune may offset such amounts against payments otherwise due Ritter under the Transaction Documents.

     7.     GENERAL PROVISIONS

     7.1     EXPENSES

     Except as otherwise expressly provided in this Agreement, Biomune will bear the expenses of all of the parties reasonably incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, the Audits, and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and the Auditors.

     7.2     PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Biomune determines.

     7.3     CONFIDENTIALITY

     Biomune and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Biomune and Rockwood to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or has been obtained from others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

     7.4     NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (with electronically generated confirmation of receipt) at the facsimile number specified in this Section prior to 4:30 p.m. (Salt Lake City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile (with electronically generated confirmation of receipt) at the facsimile number specified in this Section after 4:30 p.m. and earlier than 11:59 p.m. (Salt Lake City time) on such date; (iii) the Business Day following the date of mailing if by a nationally recognized overnight delivery service or certified mail (in each case with receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by ten (10) days advance written notice to the other parties); or (iv) upon actual receipt by the party to whom notice is required to be given. The address for such notices and communications shall be as follows

If to Sellers:      Rockwood Investments, Inc.
                    11845 West Olympic Boulevard, Suite 710
                    Los Angeles, California 90064
                    Attention:   Ira E. Ritter
                    Facsimile No.:   (310) 479-5902

with a copy to:     Riordan & McKinzie
                    300 South Grand Avenue, 29th Floor
                    Los Angeles, California 90071
                    Attention:  Thomas L. Harnsberger, Esq.
                    Facsimile No.: (213) 229-8550

If to Biomune:      Biomune Systems, Inc.
                    2401 South Foothill Drive
                    Salt Lake City, Utah 84109
                    Attention: David G. Derrick
                    Facsimile No.: (801) 229-8550

with a copy to:     Durham, Evans, Jones & Pinegar
                    50 South Main Street, Suite 850
                    Salt Lake City, Utah 84144
                    Attention: Kevin R. Pinegar, Esq.
                    Facsimile No.: (801) 538-2425

     7.5     JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.6     FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     7.7     WAIVER

     The rights and remedies of the parties to this Agreement are cumulative
and not alternative.   Neither the failure nor any delay by any party in
exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or
privilege.   To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     7.8     ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto.

     7.9     DISCLOSURE LETTER

     A single disclosure in the Disclosure Letter, and those in any Supplement thereto, are sufficient to qualify all of the representations and warranties to which such disclosure relates regardless of whether such disclosure specifically refers to all applicable representations and warranties affected by such disclosure.

     7.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Biomune may assign any of its rights under this Agreement to Optim, but shall remain fully liable to Sellers for all obligations and liabilities of Biomune hereunder, including, but not limited to, those under Section 6 hereof, and the Consulting Agreement and the Employment Agreements, to the same extent as if such assignment never occurred. As used in this Agreement, the term "Biomune" shall be deemed to include, collectively, Biomune and Optim. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of
this Agreement.   This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11     SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.12     SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.13     TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     7.14     GOVERNING LAW

     This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     7.15     COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.










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The next page contains the signatures of the parties.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BIOMUNE SYSTEMS, INC.,
a Nevada corporation


By:   /s/ David G. Derrick
      ---------------------------
Its:  President and CEO

ROCKWOOD  INVESTMENTS, INC.
a California corporation d/b/a
ROCKWOOD COSMETICS, INC.

By:   /s/ Ira E. Ritter
      ---------------------------
Its:  President

      /s/ Ira E. Ritter
      ---------------------------
      IRA E. RITTER